Exhibit 10.1
June 8, 2015

Michel Khalaf
President, EMEA
Dear Michel:

MetLife recognizes and appreciates that you engage in extensive travel to advance MetLife's business interests, and that business travel is a necessary part of your role. We also recognize that your business travel may result in individual income tax liability in a variety of jurisdictions. As a result, MetLife, Inc. is willing to provide you with a tax equalization arrangement as described in this letter (the "Arrangement"), retroactively effective as of January 1, 2015 (the "Effective Date").

1.
The purpose of the Arrangement is to provide you with the following "Tax Equalization": the cost to you of individual income taxes you owe on account of your MetLife business travel on payments made to you by MetLife on and after the Effective Date and during the period covered by the Arrangement will equal the cost to you of income taxes you would have owed had that income been taxable solely in your country of residence. For purposes of the Arrangement, your country of residence and taxing jurisdiction is defined as Dubai International Financial Center in the United Arab Emirates ("DIFC").

2.
MetLife will pay amounts on your behalf (or reimburse you) and, to the extent necessary, take deductions or withhold amounts from your compensation as MetLife reasonably determines necessary to effectuate Tax Equalization. You consent to such deductions or withholding.

3.
To effectuate the purposes of the Arrangement, you agree to use a firm chosen by MetLife for tax return preparation, audit response/defense, and related services during the term of the Arrangement. MetLife will bear the expense for the actual costs of such services and will gross up your compensation for any taxes you owe as a result of receiving such services. Due to certain tax law requirements, all data MetLife needs to determine any amounts for a tax year must be provided within a time frame that permits MetLife, or the authorized tax provider, to determine any tax amounts it is reimbursing or paying by the later of the end of your tax year following the tax year in which (i) you remit taxes, or (ii) you conclude any tax audit or tax litigation.

4.
MetLife will apply the Arrangement exclusively to compensation paid (and therefore taxable) to you during the period described in this letter as covered by the Arrangement. MetLife will not bear the cost of any taxes, interest, penalties, or fees for tax return preparation, audit response/defense, or related services you incur for tax periods outside those covered by the Arrangement. Consequently, the Arrangement does not apply to calendar years or tax periods prior to January 1, 2015 (periods between January 1, 2012 and December 31, 2014 are the subject of a separate agreement), or to amounts like long-term incentives, that are paid in tax periods outside the Arrangement regardless of whether the compensation was fully or partially earned or vested during the period covered by the Arrangement.

5.
The Arrangement shall continue until the earliest of (a) the date your employment with MetLife is terminated for any reason, (b) the date MetLife relocates or reassigns you to country other than DIFC; (c) the date you decline to accept relocation from MetLife to country other than DIFC; or (d) December 31, 2017. MetLife reserves the right to terminate the Arrangement if you do not comply with the immigration and/or work permit documentation requirements of any jurisdiction to which you travel on behalf of the Company, or if at any time your job performance fails to meet MetLife's expectations.

6.
Upon termination of the Arrangement, your entitlement to Tax Equalization on payments made to you thereafter shall cease. You will be personally liable for any and all tax liability for payments made to you by MetLife on and after the date of the termination of the Arrangement as a result of business-related travel or otherwise at applicable rates, regardless of your continued employment with MetLife and/or residence in the DIFC or otherwise.

7.
Neither this letter nor the Arrangement itself should be construed as a guarantee of employment for any specific period of time. At all times, the terms of your employment contract (as amended from time to time) govern. This letter is the entire agreement between you and MetLife regarding the Arrangement, and cannot be amended except by a written document signed by you and an officer of MetLife, Inc. For purposes of this letter, "MetLife" shall refer to MetLife, Inc. and all of its affiliates. MetLife, Inc. may provide you the Arrangement either itself or through an affiliate incorporated in the United States or a jurisdiction that has a comprehensive tax treaty with the United States.

This letter has been authorized by the MetLife, Inc. Compensation Committee.
Please sign below to acknowledge the terms of the Arrangement and return an original to me at your earliest convenience.

Sincerely yours,
MetLife, Inc.

By:               /s/ Frans Hijkoop
Frans Hijkoop
Executive Vice President and
Chief Human Resources Officer

Accepted and Agreed:

By:               /s/ Michel Khalaf
Michel Khalaf

Date:                  6/10/15